To the Shareholders and Board of Directors of Millennium India Acquisition Company Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In planning and performing our audit of the statement of assets and liabilities and the related portfolio of investments of Millennium India Acquisition Company, Inc. (the Company) as of December 31, 2008, and the statement of operations, and statement of cash flows for the year ended December 31, 2008, and the statements of changes in net assets as of December 31, 2008 and 2007, and financial highlights for the year ended December 31, 2008, and for the eleven days ended December 31, 2007, in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered the Companys internal control over financial reporting, including controls over safeguarding assets, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Companys internal control over financial reporting. Accordingly, we express no such opinion.

The management of the Company is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A Companys internal controlover financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financialstatements for external purposes in accordance with accounting principles generally accepted in the United States of America. A Companys internal control over financial reporting includes those polices and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (2) provide reasonable assurance that transactions are recorded as necessary to permitpreparation of financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures of the company are being made only in accordance with authorizationsof management of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition ofa Companys assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatementson a timely basis. Although, not significant, we noted the following deficiency:

Management should review the process of providing information to the person or persons responsible for preparing the financial statements as well as the distribution of the financial statements prior to the completion of all the appropriate management reviews. This control deficiency does not rise to the level of a significant deficiency because in the normal course of performing their assigned functions, management has been able to detect and prevent misstatements on a timely basis.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility thata material misstatement of the Companys annual or interim financial statements will not be prevented or detected on a timely basis. No such deficiency was noted.

Our consideration of the Companys internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control that might be material weaknesses under standards established by the Public Company Accounting Oversight Board (United States).

This report is intended solely for the information and use of management and the Board of Directors of the Company and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

J.H. Cohn LLP
Jericho, New York

March 10, 2009